UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                       Commission File Number 333-32857-07

                        ASSET BACKED FUNDING CORPORATION
             (Exact name of registrant as specified in its charter)


100 North Tyron Sreet, Charlotte, North Carolina, 28255  (703) 386-2400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 2002-CB1 Trust
         C-BASS Mortgage Loan Asset-Backed Certificates, Series 2002-CB1
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date: 33

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the 2002-CB1 Trust C-BASS Mortgage Loan Asset-Backed Certificates, Series 2002-CB1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                       JPMorgan Chase Bank in its capacity as Certificate Administrator under the Pooling and Servicing
                       Agreement on behalf of Asset Backed Funding Corporation, Registrant



                       By:    /s/ Diane E. Wallace
                              --------------------------------------------
                       Name:  Diane E. Wallace
                       Title: Assistant Vice President

                       Date: February 28, 2003